Exhibit 99.5

By signing below, I also acknowledge that I have read the Certification Form on the reverse side of this form. (1) Number of Shares Subscription Price X 10.00 = $ ( ) y Minimum number of shares: 25 shares ($250) Maximum number of shares: 150,000 shares ($1.5 million) Maximum number of shares for associates or group: 300,000 shares ($3.0 million) See Instructions. (3) Employee/Officer/Director Information Check here if you are an employee, officer or director of Kearny Bank or a member of such person’s immediate family living in the same household. (4) Method of Payment by Check Enclosed is a check, bank draft or money order payable to Kearny Financial Corp. in the amount indicated here. Total Check Amount$$$ (5) Method of Payment by Withdrawal—The undersigned authorizes withdrawal from the following account(s) at Kearny Bank (formerly known as Kearny Federal Savings Bank). There is no early withdrawal penalty for this form of payment. Individual Retirement Accounts maintained at Kearny Bank cannot be used unless special transfer arrangements are made. Bank Use Account Number(s) To Withdraw $ Withdrawal Amount (6) Purchaser Information Subscription Offering a. Check here if you are an Eligible Account Holder with a deposit account(s) at Kearny Bank or Atlas Bank totaling $50.00 or more on July 31, 2013. b. Check here if you are a Supplemental Eligible Account Holder with a deposit account(s) at Kearny Bank totaling $50.00 or more on 2015 but are not an Eligible Account Holder. c. Check here if you are an Other Member with a deposit account(s) at Kearny Bank on , 2014 or had a loan with Kearny Bank as of January 18, 1995 or Atlas Bank as of February 17, 2010 that continued to be outstanding on , 2014 but are not an Eligible Account Holder or Supplemental Eligible Account Holder. Community Offering d. Check here if you are a community member (Indicate county of residence in #9 below). e. Check here if you were a stockholder of Kearny Financial Corp. on , 2015. Account Information List below all accounts in which you had an ownership interest as of the applicable eligibility date as indicated in a, b or c above. Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights. Use reverse side for additional space. Bank Use Account Number(s) Account Title (Name(s) on Account) (7) Form of Stock Ownership and SS# or Tax ID#: Individual Uniform Transfers to Minors Act (Indicate SS# of Minor only) Joint Tenants Tenants in Common Company/Corporation/ Partnership Fiduciary (i.e., trust, estate) IRA or other qualified plan (Both Tax ID# & SS# for IRAs) SS#/Tax ID# SS#/Tax ID# (8) Stock Registration and Address: Name(s) and address to appear on stock registration statement. Adding the names of other persons who are not owners of your qualifying account(s) may result in the loss of your subscription rights. Mail to- Street City (9) Telephone Daytime/Evening Name Name continued (11) Acknowledgement—To be effective, this stock order form must be properly completed and physically received (not postmarked) by Kearny Financial Corp. no later than 4:00 p.m., Eastern Time, on , 2015, unless extended; otherwise this stock order form and all subscription rights will be void. The undersigned agrees that after receipt by Kearny Financial Corp., this stock order form may not be modified, withdrawn or canceled without Kearny Financial Corp.’s consent and if authorization to withdraw from deposit accounts at Kearny Bank has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding. It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of conversion and reorganization of Kearny MHC described in the accompanying prospectus. Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another. Kearny Bank, Kearny MHC, and Kearny Financial Corp. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer. Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares. Bank Use (10) Associates/Acting in Concert Check here and complete the reverse side of this form if you or any associates or persons acting in concert with you have submitted other orders for shares and/or are current owners of existing shares of Kearny Financial Corp. State Zip Code County of Residence Signature Date Signature Date DTP PDF 4C V11_5_28 5.0* NC8600AC691557 hansa0cm 29-Jan-2015 14:36 EST RVA RR Donnelley ProFile SWR 791665 SOF 1 Letter KEARNY FINANCIAL CORP

Associate—The term “associate” of a particular person means: (1) a corporation or organization other than Kearny MHC, Kearny Financial Corp. or Kearny Bank or a majority-owned subsidiary of Kearny MHC, Kearny Financial Corp. or Kearny Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization; (2) a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and (3) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or officer of Kearny MHC, Kearny Financial Corp. or Kearny Bank or any of their parents or subsidiaries. Acting in concert – The term “acting in concert” means: (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that such persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. Name(s) listed on other stock order forms Number of shares ordered Name(s) of existing stockholders Number of shares owned Item (10) Associates/Acting In Concert continued: If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or your associates and list the number of shares of Kearny Financial Corp. currently owned by you or your associates (as defined below) or by persons acting in concert with you (also defined CERTIFICATION FORM I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY KEARNY MHC, KEARNY FINANCIAL CORP., KEARNY BANK, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS. I further certify that, before purchasing the common stock of Kearny Financial Corp. (the “Company”), I received a prospectus of the Company dated , 2015 relating to such offer of common stock. The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section, the risks involved in the investment in this common stock, including but not limited to the following: Risks Related to Our Business 1. Changes in interest rates may adversely affect our profitability and financial condition. 2. If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease. 3. A significant portion of our assets consists of investment securities, which generally have lower yields than loans, and we classify a significant portion of our investment securities as available for sale which creates potential volatility in our equity and may have an adverse impact on our net income. 4. Our increased commercial lending exposes us to additional risk. 5. Our loan portfolio contains a significant portion of loans that are unseasoned. It is difficult to evaluate the future performance of unseasoned loans. 6. Because we intend to continue to increase our commercial business loan originations, our credit risk will increase. 7. Kearny Bank’s reliance on brokered deposits could adversely affect its liquidity and operating results. 8. We may be required to record additional impairment charges with respect to our investment securities portfolio. 9. Our investments in corporate and municipal debt securities and collateralized loan obligations expose us to additional credit risks. 10. We hold certain intangible assets that could be classified as impaired in the future. If these assets are considered to be either partially or fully impaired in the future, our earnings would decrease. 11. Recently enacted financial reform legislation could substantially increase our compliance burden and costs and necessitate changes in the conduct of our business. 12. Strong competition within our market area may limit our growth and profitability. 13. Our business is geographically concentrated in New Jersey and New York and a downturn in economic conditions within the region could adversely affect our profitability. 14. The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain. 15. A natural disaster could harm our business. 16. Acts of terrorism and other external events could impact our ability to conduct business. 17. Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks. 18. Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses. 19. We could be adversely affected by failure in our internal controls. 20. Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings. 21. Acquisitions may disrupt our business and dilute stockholder value. 22. Our inability to achieve profitability on new branches may negatively affect our earnings. Risks Related to the Offering 1. The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering. 2. Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance. 3. Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock. 4. The contribution to the Foundation will dilute your ownership interest and adversely affect net income in 2015. 5. Our contribution to the Foundation may not be tax deductible, which could reduce our profits. 6. Our stock-based benefit plans will increase our expenses and reduce our income. 7. The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans. 8. Various factors, including our articles of incorporation and bylaws, and Maryland and federal law, will make takeover attempts more difficult to achieve. 9. You may not revoke your decision to purchase New Kearny common stock in the subscription or community offerings after you send us your order. 10. The distribution of subscription rights could have adverse income tax consequences. (By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws,

Kearny Financial Corp.

Stock Ownership Guide

Individual

Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as “Mrs.”, “Mr.”, “Dr.”, “special account”, “single person”, etc.

Joint Tenants

Joint tenants with right of survivorship may be specified to identify two or more owners. When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant. All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common

Tenants in common may also be specified to identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act (“UTMA”)

Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state. There may be only one custodian and one minor designated on a stock certificate. The standard abbreviation for Custodian is “CUST”, while the Uniform Transfers to Minors Act is “UTMA”. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, stock held by John Doe as custodian for Susan Doe under the NJ Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA NJ (use minor’s social security number).

Fiduciaries

Information provided with respect to stock to be held in a fiduciary capacity must contain the following:

•

The name(s) of the fiduciary. If an individual, list the first name, middle initial and last name. If a corporation, list the full corporate title (name). If an individual and a corporation, list the corporation’s title before the individual.

•	The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.
•

A description of the document governing the fiduciary relationship, such as a trust agreement or court order. Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.

•	The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.
•	The name of the maker, donor or testator and the name of the beneficiary.

An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.

Stock Order Form Instructions

Items 1 and 2 - Number of Shares and Total Payment Due

Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share. The minimum purchase is 25 shares ($250) of common stock. As more fully described in the plan of conversion and reorganization outlined in the prospectus, the maximum purchase in all categories of the offering is 150,000 shares ($1.5 million) of common stock. No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 300,000 shares ($3.0 million) of common stock.

Item 3 - Employee/Officer/Director Information

Check this box to indicate whether you are an employee, officer or director of Kearny Bank or a member of such person’s immediate family living in the same household.

Item 4 - Method of Payment by Check

If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to Kearny Financial Corp. Your funds will earn interest at the Bank’s passbook savings rate until the stock offering is completed.

Item 5 - Method of Payment by Withdrawal

If you pay for your stock by a withdrawal from a deposit account at Kearny Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account. The total amount withdrawn should equal the amount of your stock purchase. There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases. This form of payment may not be used if your account is an Individual Retirement Account.

Item 6 - Purchaser Information

Subscription Offering

a.	Check this box if you had a deposit account(s) at Kearny Bank or Atlas Bank (which was acquired by Kearny Federal) totaling $50.00 or more on July 31, 2013 (“Eligible Account Holder”).
b.	Check this box if you had a deposit account(s) at Kearny Bank totaling $50.00 or more on , 2015 but are not an Eligible Account Holder (“Supplemental Eligible Account Holder”).
c.	Check this box if you had a deposit account(s) at Kearny Bank on , 2015 or a loan outstanding with Kearny Bank as of January 18, 1995 or Atlas Bank as of February 17, 2010 that continued to be outstanding on , 2015 but are not an Eligible Account Holder or Supplemental Account Holder (“Other Member”).

Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.

Note: Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.

Community Offering

d.	Check this box if you are a community member (Indicate county of residence in item 9).
e.	Check this box if you were a stockholder of Kearny Financial Corp. on , 2015.

Items 7 and 8 - Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address

Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7. Complete the requested stock registration and mailing address in item 8. The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock. If you have any questions regarding the registration of your stock, please consult your legal advisor. Stock ownership must be registered in one of the ways described above under “Stock Ownership Guide.” Adding the names of other persons who are not owners of your qualifying account(s) may result in the loss of your subscription rights.

Item 9 - Telephone Number(s) and County

Indicate your daytime and evening telephone number(s) and county. We may need to call you if we have any questions regarding your order or we cannot execute your order as given.

Item 10 - Associates/Acting in Concert

Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares or are current owners of existing shares of Kearny Financial Corp.

Item 11 - Acknowledgement

Please review the prospectus carefully before making an investment decision. Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification. Normally, one signature is required. An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.

Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by Kearny Financial Corp. no later than 4:00 p.m., Eastern Time, on         day,                     , 2015 or it will become void.

Delivery Instructions: You may deliver your stock order form by mail using the enclosed stock order return envelope, by hand delivery, or by overnight delivery service to our Stock Information Center. Hand delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other banking offices.

If you have any additional questions, or if you would like assistance in completing your stock order form, please call our Stock Information Center, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time.

Kearny Financial Corp. Stock Information Center: 250 Valley Boulevard, Wood-Ridge, NJ 07075

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